Exhibit 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made as of October 31, 2023, by and between Ares Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”), and X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”). The Purchaser and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Purchaser, the Company and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Business Combination Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company, entered into the Business Combination Agreement, dated as of December 5, 2022 (as amended by the First Amendment to Business Combination Agreement, dated as of June 11, 2023, and the Second Amendment to Business Combination Agreement, dated as of September 12, 2023, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 8.01(a) of the Business Combination Agreement, the Purchaser and the Company may terminate the Business Combination Agreement at any time prior to the Closing by mutual written consent; and

WHEREAS, the Parties have mutually agreed to terminate the Business Combination Agreement pursuant to Section 8.01(a) of the Business Combination Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Termination. Pursuant to Section 8.01(a) of the Business Combination Agreement, the Parties mutually and irrevocably agree to terminate the Business Combination Agreement effective as of the execution and delivery of this Agreement, with such termination, having the effect set forth in Section 8.02 of the Business Combination Agreement.

2. Expense Reimbursement. As a condition and inducement to the Purchaser’s willingness to enter into this Agreement, effective upon the execution and delivery of this Agreement, the Purchaser assigns to the Company, and the Company assumes from Purchaser and agrees to pay, perform and discharge, the liabilities of Purchaser with respect to the payment in cash of the fees, costs and expenses of Purchaser and its affiliates set forth on Exhibit A. The Company shall, in the amounts specified on Exhibit A, satisfy and discharge such liabilities by wire transfer of immediately available funds to the accounts specified by Purchaser or the counterparties set forth on Exhibit A, as applicable.

3. Mutual Releases. In consideration of the covenants, agreements and undertakings of the Parties set forth in this Agreement, each Party, on behalf of itself and its respective present and former Subsidiaries, Affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns (collectively, “Releasors”) releases, waives, and forever discharges the other Party and its respective present and former Subsidiaries, Affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, damages, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or in equity, which any of such Releasors ever had, now have, or hereafter may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement arising out of or relating to the Business Combination Agreement or in connection with the transactions contemplated by the Business Combination Agreement, or the termination thereof (collectively, “Claims”). Notwithstanding the foregoing, nothing in this Agreement shall release a Party from, and Claims shall not include the obligations of such Party under this Agreement or any agreements entered into following the date of this Agreement. The Releasors irrevocably covenant not to assert any claim or demand, or commence, institute or voluntarily aid in any way, or cause to be commenced or instituted any proceeding of any kind against any Releasee based upon any Claim.

4. Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter of this Agreement in any way.

5. Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has all requisite power and authority to enter into this Agreement and to take the actions contemplated by this Agreement; (ii) the execution and delivery of this Agreement and the actions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of such Party; and (iii) this Agreement has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions.

6. Public Announcements. The Purchaser shall issue a Current Report on Form 8-K relating to this Agreement no later than the fourth (4th) Business Day after the date of this Agreement (the “Form 8-K”). Prior to filing the Form 8-K, the Purchaser shall reasonably consult with the Company and provide it with an opportunity to review and comment on such Form 8-K and shall consider any such comments in good faith.

7. Miscellaneous. Each of the provisions of Section 9.02 (Notices), Section 9.03 (Binding Effect; Assignment), Section 9.04 (Third Parties), Section 9.05 (Governing Law), Section 9.06 (Jurisdiction), Section 9.07 (WAIVER OF JURY TRIAL), Section 9.08 (Specific Performance), Section 9.09 (Severability), Section 9.10 (Amendment; Waiver), Section 9.12 (Interpretation), Section 9.13 (Counterparts), Section 9.15 (Waiver of Claims Against Trust) and Section 9.16 (Non-Recourse) of the Agreement are incorporated by reference into this Agreement and shall apply mutatis mutandis to this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
Name: David B. Kaplan
Its: Chief Executive Officer

Signature Page to Termination Agreement

COMPANY:

X-ENERGY REACTOR COMPANY, LLC

By:	/s/ J. Clay Sell
Name: J. Clay Sell
Its: Chief Executive Officer

Signature Page to Termination Agreement